Exhibit 99.1

LabOne Announces Earnings Guidance for 2005

LENEXA, KANSAS - LabOne, Inc. (Nasdaq: LABS) announced today earnings guidance for fiscal year 2005 of $1.68 per diluted share. This guidance includes the impact of $1.6 million pre-tax or $0.06 per diluted share associated with the expensing of stock options during the third and fourth quarters of fiscal 2005. The guidance follows the review of the company's budget plan by the board of directors and does not include the impact of any future acquisitions.

LabOne will conduct an earnings guidance conference call with W. Thomas Grant II, chairman, president and CEO; John W. McCarty, executive vice president and CFO; and Mike Asselta, executive vice president and COO, at 11:30 a.m. Eastern time, Dec. 21, 2004. To join the conference call, dial 800-810-0924. At approximately 2 p.m. Eastern time, a recording of the call will be available as a voice mail at 888-203-1112 pass code 706845, through Jan. 21, 2005. The audio recording will also be available on the investor info section of the company's Web site at www.LabOne.com.

About LabOne, Inc.

Headquartered in the Greater Kansas City area, LabOne is a diagnostic services provider. The services and information LabOne and its subsidiaries provide include: risk assessment information services for the insurance industry; diagnostic healthcare testing to physicians, managed care organizations and employers; and drug testing services and related employee qualification products to employers. The company's web site is located at http://www.LabOne.com.

FORWARD-LOOKING STATEMENTS

Some portions of this Release may contain "forward-looking statements," including, but not limited to, projections and statements of earnings. Forward-looking statements are not guarantees of future performance or results. Many factors could cause actual results to differ materially from those that may be expressed or implied in such forward-looking statements, including, but not limited to, contractual and logistical limitations, weather and other causes of construction delays, the volume, pricing and mix of services provided by the Company, intense competition, the loss of one or more significant customers or payor contracts, government reimbursement policies, general economic conditions and other factors detailed from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission ("SEC"), including the Company's 2003 Annual Report on Form 10-K and the Company's Form S-3 Registration Statement filed with the SEC on September 10, 2004.